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                                                                    EXHIBIT 99.1


[news release logo]                                    [TENNECO AUTOMOTIVE LOGO]


          For Immediate Release

          Contacts:        Jane Ostrander
                           Media Relations
                           847 482-5607
                           jane.ostrander@tenneco-automotive.com
                           -------------------------------------

                           Leslie Hunziker
                           Investor Relations
                           847 482-5042
                           leslie.hunziker@tenneco-automotive.com
                           --------------------------------------


               TENNECO AUTOMOTIVE ANNOUNCES EXECUTIVE APPOINTMENT

Lake Forest, Illinois, May 8, 2003 - Tenneco Automotive (NYSE: TEN) announced today that Neal Yanos has been promoted to senior vice president and general manager, responsible for both the company's North American original equipment
(OE) ride control and North American aftermarket businesses. The promotion is effective immediately.

Since December 2000, Mr. Yanos has been responsible for the company's North American original equipment ride control business unit, which serves major light vehicle and heavy duty vehicle manufacturers in North America with ride control products and systems. Since taking charge of the business unit, Yanos and his team have restored profitability to the shock product line business and have grown the elastomers' product line book of business. The business unit also improved its position in the heavy duty and specialty markets during the past two years.

"Neal Yanos has done an outstanding job in turning around our North American original equipment ride control business and I am looking forward to his disciplined leadership in meeting the many challenges of the North American aftermarket," said Mark P. Frissora, chairman and CEO, Tenneco Automotive. "We intend to capitalize



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on engineering and manufacturing synergies between the OE and aftermarket businesses and continue to leverage our technology advances between the two groups."

"Bringing these two business units under one general manager will help bring a more integrated approach to solutions for our ride control customers while at the same time, strengthening our strategies for growth in the exhaust aftermarket through a more product-focused structure," said Frissora.

Mr. Yanos joined Tenneco Automotive in 1988 and has held a broad range of management assignments supporting both the Aftermarket and OE businesses, including product engineering, manufacturing, marketing, strategic planning and finance. Prior to being named vice president of the company's North American original equipment ride control business unit in late 2000, Yanos was director of the North American original equipment General Motors and VW business.

Mr. Yanos holds a bachelor's degree in engineering from Purdue University and a master's degree in business from the University of Toledo.

Neal Yanos is on the company's senior management team and will continue to report to Chairman and CEO Mark Frissora. He will remain located at the company's North America original equipment headquarters in Monroe, Michigan.

Tenneco Automotive is a $3.5 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 19,600 employees worldwide. Tenneco Automotive is one of the world's largest producers and marketers of ride control and exhaust systems and products, which are sold under the Monroe(R) and Walker(R) global brand names. Among its products are Sensa-Trac(R) and Monroe Reflex(R) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(R) mufflers and DynoMax(R) performance exhaust products, and Monroe(R) Clevite(R) vibration control components.

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